working@PUTNAM	JUNE 2010

Putnam’s

Code of Ethics

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Putnam Investments Code of Ethics

Putnam Investments is required by law to adopt a Code of Ethics (the “Code”). The objective of the Code is to ensure that Putnam’s employees comply with all applicable laws and avoid any conflict of interest that might result in any harm to our clients. Putnam owes a fiduciary duty to its clients. This Code of Ethics is designed to strengthen the trust and confidence our clients place in us and to demonstrate that our clients’ interests come first.

Adherence to the Code is a fundamental condition of employment at Putnam. Every employee is expected to adhere to the requirements of the Code. Any employee failing to do so may be subject to disciplinary action, including financial penalties and termination of employment, as determined by the Code of Ethics Officer, the Code of Ethics Oversight Committee, or the Chief Executive Officer of Putnam Investments.

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Table of Contents

Putnam Investments Code of Ethics	1

Definitions	3

Section 1 — Personal Securities Rules for All Employees	5
1.1. Pre-clearance Requirements	5
1.2. Restricted List	6
1.3. Prohibited Transactions	6

Section 2 — Putnam Mutual Funds	7
2.1. Holding Putnam Mutual Fund Shares at Putnam	7
2.2. Putnam Mutual Funds — Employee Holding Periods and Linked Accounts	7
2.3. Putnam Mutual Funds — Closed-End Fund Rules	8

Section 3 — Additional Rules for Access Persons and Certain Investment Professionals	8
3.1. 60-Day Short-Term Rule — All Access Persons	8
3.2. 7-Day Pre-Trade Rule (Portfolio Managers and Analysts)	8
3.3. 7-Day Post-Trade Rule (Portfolio Managers and Analysts)	9
3.4. Contra-Trading Rule (Portfolio Managers and Team Leaders)	9
3.5. No Personal Benefit (Portfolio Managers and Analysts)	9

Section 4 — Reporting Requirements	9
4.1. Brokerage/Securities Accounts — Initial and Annual Requirements	9
4.2. Separate Provisions for Brokerage/Securities Accounts That Are
Professionally Managed (Discretionary) Accounts — Initial and Annual Requirements	10
4.3. Account Confirmations and Statements	10

Section 5 — Additional Reporting, Certification, and Training Requirements	10
5.1. Initial/Annual Holdings Report — Access Persons Only	10
5.2. Quarterly Transaction Report — Access Persons Only	10
5.3. Annual Certification — All Employees	11
5.4. Training Requirements — All Employees	11
5.5. Maintenance and Distribution of the Code of Ethics	11
5.6. Procedures and Timeliness	11

Section 6 — General Ethics Rules for All Employees	11
6.1. Outside Business Activities	11
6.2. Charitable or Non-profit Roles/Role as Trustee or Fiduciary Outside Putnam Investments	12
6.3. Family Members’ Conflict Policy	12
6.4. CFA Institute Code of Ethics and Standards of Professional Conduct	12
6.5. Business Ethics, Ombudsman, and Hotlines	13

Section 7 — Insider Trading	13
7.1. Material, Non-Public Information and Insider Trading	13
7.2. Reporting and Restrictions	13
7.3. Special Provisions Applicable to Putnam Affiliates	14
7.4. PIL Employees	14

Section 8 — Sanctions	14
8.1. Sanctions for Violations of Sections 1–3	14
8.2. Sanctions for Violations of Sections 4–6	14
8.3. Sanctions for Violations of Section 7	14

Section 9 — Procedures for Determinations and Exemptions	15

Appendix A — Contra-Trading Rule Clearance Form	16

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Definitions

Access Person Putnam has identified certain employees as Access Persons due to their position or access to investment information. Access Persons are held to a higher standard under the Code than other employees. Please ask the Code of Ethics Officer if you have any question whether you are an Access Person. The following employees are Access Persons:

• All employees of Putnam’s Investment Management Division

• Employees of the Operations Division within the following specific groups and departments:

» Fund Administration Group

» Investment Services and Operations Group

» Accounting Services Group

» Custody Services Group

• Senior Managing Directors and Managing Directors in:

» Mutual Fund Shareholder Services Group

» Accounting, Custody, and Control Services Group

» Global Marketing and Products Division

» Global Distribution Division

• All members of Putnam’s Operating Committee

• All employees of Putnam Investments Limited (PIL) and all other Putnam employees based in Europe

• All directors and officers of a registered investment advisor affiliate, e.g., Putnam Investment Management, LLC (PIM), or The Putnam Advisory Company, LLC (PAC)

• All employees who have access to My Putnam (unless access is limited to the Wall Street Journal, Factiva, or other systems that do not allow access to non-public information about Putnam products, as determined by the Code of Ethics Officer)

• Employees who have systems access or other access to non-public information about any client’s purchase or sale of securities or to information regarding portfolio holdings or recommendations with respect to such purchases or sales

• Others as determined by the Code of Ethics Officer

Approved Indices means any securities index (which is typically a broad-based index) determined by the Code of Ethics Officer to present minimal risks of abuse. All Approved Indices are posted on the Putnam Compliance intranet homepage and the Code of Ethics PTA system.

Closed-end fund means a fund that has a fixed number of shares outstanding and does not redeem its shares. Closed-end funds typically trade like stocks on an exchange.

The Code of Ethics Officer and the Deputy Code of Ethics Officer are responsible for enforcing and interpreting the Code. The following are the current members of the Code of Ethics staff, each of whom can answer employee questions and provide other assistance regarding the Code:

Code of Ethics Officer:	Bob Leveille	(617) 760-1858

Deputy Code of Ethics Officer:	Rick DeGregorio	(617) 760-1201

Compliance Analyst:	Dana Scribner-Shea	(617) 760-7182

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Code of Ethics Oversight Committee has oversight responsibility for administering the Code of Ethics. Members include the Code of Ethics Officer and other members of Putnam’s senior management appointed by the Chief Executive Officer of Putnam. The Committee reviews and approves Code revisions, violations, and sanctions. In certain instances, requests for exemptions may require the approval of the Committee. The Committee meets on a quarterly basis or as otherwise necessary.

Exchange-Traded Fund (ETF) means a fund (other than a closed-end fund) that can be traded on an exchange throughout the day like a stock. ETFs often track an index. Examples include (but are not limited to) SPDRs, WEBs, QQQQs, iShares, and HLDRs.

Immediate Family means the Putnam employee’s spouse, domestic partner, fiancé(e), or other family members who are living in the same household. Immediate Family also includes any other family members, including in-laws, for whom the Putnam employee can exercise investment discretion, regardless of whether or not they live in the same household.

Private Placement means any offering of a security not offered to the public and not requiring registration with the relevant securities authorities.

Putnam means any or all of Putnam Investments, LLC and its subsidiaries (other than PanAgora Asset Management, Inc.), any one of which shall be a Putnam company.

Putnam employee, or employee, means any employee of Putnam and, for purposes of all rules in Sections 1, 2, and 3, also includes the following:

• Members of the Immediate Family of a Putnam employee;

• Any trust in which a Putnam employee or Immediate Family member is a trustee with investment discretion;

• Any account for a partnership in which a Putnam employee or Immediate Family member is a general partner or a partner with investment discretion;

• Any closely held entity (such as a partnership, limited liability company, or corporation) in which a Putnam employee or Immediate Family member holds a controlling interest and with respect to which he or she has investment discretion;

• Any account (including any retirement, pension, deferred compensation, or similar account) in which a Putnam employee or Immediate Family member has a substantial economic interest and over which the Putnam employee or Immediate Family member exercises investment discretion;

• Any account other than a Putnam client account that receives investment advice of any sort from the employee or Immediate Family member, or as to which the employee or Immediate Family member has investment discretion.

Security The instruments required to be pre-cleared under Section 1.1 are considered to be securities for purposes of this Code and are also required to be reported by Access Persons under Section 4. In addition, transactions in exchange-traded funds (ETFs), exchange-traded notes (ETNs), exchange-traded commodities (ETCs), options, futures, and other derivative securities are required to be reported by Access Persons under Section 4, even for those instruments that are not required to be pre-cleared pursuant to Section 1.1(c).

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Section 1 — Personal Securities Rules for All Employees

Putnam maintains the Code of Ethics PTA system to assist employees in fulfilling their obligations under the Code of Ethics. This system can be accessed by selecting the Code of Ethics PTA link, which appears on Putnam’s intranet page in the Secure Information Section under My Essentials. This system allows the automated pre-clearance of publicly traded equities and other securities trading on major U.S. and other exchanges. To pre-clear an options contract for a publicly traded security, pre-clear the underlying security in the Code of Ethics PTA system. To request clearance to trade bonds or other securities, you must contact the Code of Ethics staff. Pre-clearance hours are 9:00 a.m. to 4:00 p.m. EST.

1.1. Pre-clearance Requirements

1.1(a) Employees must pre-clear all trades in the following securities:

• Stocks of companies

• Bonds (including corporate, municipal, high-yield, and convertible bonds)

• Options, warrants, and all other derivatives of any underlying securities which themselves require pre-clearance. Examples include options and futures based on specific stocks or based on indices that are not Approved Indices (see “Definitions” section)

• Exchange-traded funds (ETFs ) other than those based on Approved Indices or based on other instruments listed below (under Section 1.1(c)) that do not require pre-clearance

• Exchange-traded notes (ETNs) other than those based on Approved Indices

• Closed-end funds, including Putnam closed-end funds

Employees must also pre-clear the following transactions:

• Private placements and purchases of hedge funds or other private investment funds must receive pre-approval from the Code of Ethics Oversight Committee

• Donating or gifting of securities

• Shares purchased by subscription or by mail (if purchasing directly from a company’s transfer agent by check, you must pre-clear the day the check is to be mailed)

• Tendering securities from your personal account

1.1(b) Provisions Applicable to Pre-Clearances

A pre-clearance is only valid for trading on the day it is obtained. However, trades by employees in Putnam’s Asian or European offices, or trades by any employees in securities listed on Asian or European stock exchanges, may be executed within one business day after pre-clearance is obtained. If the Code of Ethics system does not recognize a security, if an employee is unable to use the system, or if he or she has any questions with respect to the system or pre-clearance, the employee must contact the Code of Ethics staff.

1.1(c) Exceptions from Pre-Clearance Requirements

Pre-clearance is not required for certain transactions. (Please note that reporting may still be required for Access Persons even when pre-clearance is not required. See Sections 4 and 5 for reporting requirements.)

Pre-clearance is not required for:

• Open-end mutual funds

• Currencies

• Commodities

• Treasury securities and other U.S. and other sovereign government debt (Please note that agency securities, such as securities issued by Fannie Mae and Freddie Mac, require pre-clearance.)

• Certificates of deposit (CDs), commercial paper, repurchase agreements, bankers’ acceptances, and other money market instruments

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• Options and futures and all other derivatives of securities not requiring pre-clearance (Please note that examples include options and futures based on Approved Indices (see Definitions) and Treasury futures.)

• ETFs and ETNs based on Approved Indices

• Exchange-traded commodities (ETCs)

• Withdrawals or distributions from a Putnam Retirement Plan that result in the sale of MMC stock

• Trades in approved discretionary accounts (see Section 4.2 for additional information)

• Transactions that are involuntary (i.e., not initiated by the employee or an immediate family member covered under the Code), including dividend reinvestments under an automatic program of a publicly traded issuer and broker actions not initiated by the employee, such as option assignments or sales out of the brokerage account to cover fees or margin calls (provided the employee may not have withdrawn funds from the margin account in the prior 10 days)

1.2. Restricted List

Employees may not trade in securities that are on Putnam’s restricted list, except as set forth below under “Large-/Mid-Cap Exemption.” There are a number of reasons why a security may appear on the Restricted List, and securities are placed on the Restricted List under criteria, and in specific circumstances, as determined by the Code of Ethics Officer or the Code of Ethics Oversight Committee. If a security is not on the Restricted List, other classes of securities of the same issuer (e.g., preferred or convertible preferred stock) may be on the Restricted List. It is the employee’s responsibility to identify with particularity the class of securities being pre-cleared.

Large-/Mid-Cap Exemption. An employee may trade up to 1,000 shares of a security appearing on the Restricted List if it is an equity security of an issuer with a market capitalization greater than $2 billion. However, these transactions must still be pre-cleared. Market capitalization is defined as outstanding shares multiplied by current price per share.

1.3. Prohibited Transactions

The following transactions and activities are prohibited for all employees:

1. Good-Until-Canceled Orders (GTC). Any order not executed on the day of pre-clearance must be resubmitted for pre-clearance before being executed on a subsequent day.

2. Short sales of any security that is subject to pre-clearance requirements. However, short sales against the box are permitted. In addition, opening an option position that would result in a short position in the underlying security upon assignment or expiration is also prohibited. For example, buying a put option without owning a number of shares at least equal to the delivery obligation under the contract, or selling a naked call option, would be prohibited.

3. Purchasing securities in an initial public offering (IPO). Although exceptions from this prohibition will rarely be granted, employees may request an exemption from the Code of Ethics Officer, who may grant exceptions in unusual cases such as when an immediate family member’s association or employment with the issuer warrants consideration or when the employee has had a pre-existing status for at least two years as a policyholder or depositor in connection with a bank or insurance company conversion from mutual or cooperative form to stock form.

4. Trading with Material Non-public Information (see Section 7)

5. Personal Trading with Putnam Client Portfolios. Putnam employees may not buy or sell securities when the employee knows a Putnam client account is on the other side of the trade.

6. Participating in an Investment Club

7. Spread Betting. PIL employees may not enter into any spread betting contracts on financial instruments.

8. Excessive Trading. Employees are prohibited from making more than 10 trades in individual securities in any given quarter across all their accounts (including accounts held by Immediate Family members). For purposes of applying this rule, securities that are required to be pre-cleared shall be the only securities counted, and trading the same security in the same direction (buy or sell) over a period of five business days will be counted as one transaction.

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Section 2 — Putnam Mutual Funds

2.1. Holding Putnam Mutual Fund Shares at Putnam

Putnam employees must hold shares of Putnam open-end U.S. mutual funds through accounts maintained at Putnam, with Putnam Retail Management (PRM) listed as the dealer of record. All transactions must be executed through Putnam and not through an outside broker or other intermediary.

These requirements also apply to:

• Self-directed IRA accounts holding Putnam fund shares;

• Variable annuities and variable insurance contracts, such as Putnam/Hartford Capital Manager and Allstate Advisor, which invest in Putnam Variable Trusts (must list PRM as dealer but may be held at the insurer).

In limited circumstances, retirement, pension, deferred compensation, and similar accounts (and variable insurance arrangements) that cannot be legally transferred to Putnam may be allowed to hold Putnam funds upon approval of the Code of Ethics Officer. For example, a spouse of a Putnam employee may have a 401(k)/ Profit Sharing Plan with his or her employer that invests in Putnam funds. The employee must notify the Code of Ethics Officer in writing, provide the reason why the account cannot be transferred to Putnam, and arrange for a quarterly statement of transactions in such account to be sent to the Code of Ethics staff, if approved.

2.2. Putnam Mutual Funds — Employee Holding Periods and Linked Accounts

Employees may not, within a 90-calendar day period, make a purchase followed by a sale or a sale followed by a purchase of shares of the same open-end Putnam mutual fund, even if the transactions occur in different accounts.

Employees who have sole or shared supervisory or portfolio management responsibility for a Putnam open-end mutual fund or a U.S. registered mutual fund to which Putnam acts as advisor or sub-advisor may not, within a one-year period, make a purchase followed by a sale or a sale followed by a purchase of shares of such fund, even if the transactions occur in different accounts.

All employees are required to ensure that their Immediate Family members’ accounts holding Putnam mutual funds are linked to comply with the disclosure and holding period requirements. To ensure these accounts are linked, log on to Putnam’s intranet home page at http://intranet/home/index.shtml, and select My Essentials/Linked Mutual Fund Accounts.

The above holding period restrictions do not apply to:

• 401(k)/Profit Sharing (or other employee benefit plan) contributions, withdrawals, loans, or distributions, including employer contributions or forfeitures to an employee’s account. However, exchanges within these accounts are subject to these holding period restrictions.

• Putnam’s Money Market Funds or Putnam Stable Value Fund

• Systematic investments, exchanges, or redemptions and payroll deductions. However, once these programs are established/revised, they may not be changed again for 90 days. Employees subject to a one-year holding period with respect to a fund may establish a semiannual or annual automatic rebalancing program, although it may only be changed on an annual basis.

• Dividend reinvestments, distributions, fund mergers, and share class conversions

• Qualified redemptions (i.e., from the Putnam CollegeAdvantage 529 Plan for matters such as tuition, school fees, books, supplies, and equipment required by the school, room and board, disability, and death)

In special situations, such as financial hardship or disability, an exemption from the holding period requirements may be provided by the Code of Ethics Oversight Committee upon written application by the employee.

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2.3. Putnam Mutual Funds — Closed-End Fund Rules

2.3(a) Pre-clearance and Reporting. Putnam closed-end fund shares are subject to the same pre-clearance and reporting requirements as other stocks. A list of the Putnam closed-end funds can be obtained from the Code of Ethics staff.

2.3(b) Special Rules Applicable to Managing Directors in the Investment Division, Operating Committee members, and officers of the Putnam Funds. Managing Directors in Putnam’s Investment Division, Putnam Operating Committee members, and officers of the Putnam Funds will not receive clearance to engage in any combination of purchase and sale, or sale and purchase, of the shares of a given closed-end fund within six months of each other. Therefore, purchases should be made only if you intend to hold the shares more than six months, and sales should not be made if you plan to purchase more shares of that fund within six months.

Section 3 — Additional Rules for Access Persons and Certain Investment Professionals

3.1. 60-Day Short-Term Rule — All Access Persons

Access Persons may not sell a security at a price higher than any price paid for that security within the past 60 calendar days, or buy a security at a price below which he or she sold it within the past 60 days. This rule applies to transactions across all accounts of the employee. All trades for the previous 60 days will be compared to the trade date for the transaction in question to determine whether a violation has occurred. Thus, if an employee buys a security for $10, buys it again for $15, and then sells shares of this security for $12, this will be considered a violation even though some shares of the security in question were bought for a higher price. Access Persons may also not open an option transaction for a contract that expires in 60 days or less. Although portfolio managers and analysts may sell securities at a profit within 60 days of purchase in order to comply with the requirements of the 7-Day Pre-Trade and 7-Day Post-Trade Rules (described below), any profit must be disgorged to charity.

3.2. 7-Day Pre-Trade Rule (Portfolio Managers and Analysts)

3.2(a) Portfolio Managers: (i) Before a portfolio manager places an order to buy a security for any Putnam client portfolio that he manages, he must sell that security or related derivative security if he has purchased it in his personal account within the preceding seven calendar days; or (ii) upon entering an order to sell a security for any Putnam client portfolio that he manages, he must disgorge to charity any losses avoided if he sold the security in his personal account within the preceding seven calendar days. Disgorgements will be measured by the difference between the selling price for the personal account and the selling price for the client account, multiplied by the number of shares sold for the personal account.

3.2(b) Analysts: (i) Before an analyst makes a purchase or an outperform recommendation for a security (including designation of a security for inclusion in the portfolio of Putnam Research Fund), he must sell that security or related derivative security if he has purchased it in his personal account within the preceding seven calendar days; or (ii) upon making a sell or an underperform recommendation for a security (including designation of a security for sale from the portfolio of Putnam Research Fund), he must disgorge to charity any losses avoided if he sold the security in his personal account within the preceding seven calendar days. Disgorgements will be measured by the difference between the selling price for the personal account and the price at the time that the recommendation is made, multiplied by the number of shares sold for the personal account.

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3.3. 7-Day Post-Trade Rule (Portfolio Managers and Analysts)

3.3(a) Portfolio Managers: No portfolio manager shall: (i) sell any security or related derivative security for her personal account until seven calendar days have elapsed after the date of the most recent purchase of that security or related derivative security by any Putnam client portfolio she manages or co-manages; or (ii) purchase any security or related derivative security for her personal account until seven calendar days have elapsed after the date of the most recent sale of that security or related derivative security from any Putnam client portfolio that she manages or co-manages.

3.3(b) Analysts: No analyst shall: (i) sell any security or related derivative security for his personal account until seven calendar days have elapsed after the date of his most recent buy or outperform recommendation for that security or related derivative security (including designation of a security for inclusion in the portfolio of Putnam Research Fund); or (ii) purchase any security or related derivative security for his personal account until seven calendar days have elapsed after the date of his most recent sell or underperform recommendation for that security or related derivative security (including the removal of a security from the portfolio of Putnam Research Fund).

3.4. Contra-Trading Rule (Portfolio Managers and Team Leaders)

3.4(a) Portfolio Managers: No portfolio manager shall, without prior clearance and written approval, sell in his personal account any securities or related derivative securities that are held in any Putnam client portfolio that he manages or co-manages (see Appendix A for the Contra-Trading Rule Clearance Form).

3.4(b) Team Leaders: No Team Leader within the Investment Division shall, without prior clearance and written approval, sell in his personal account any securities or related derivative securities that are held in any Putnam client portfolio managed in his team (see Appendix A for the Contra-Trading Rule Clearance Form).

3.5. No Personal Benefit (Portfolio Managers and Analysts)

No portfolio manager shall cause, and no analyst shall recommend, an action that would cause a Putnam client to take action for the portfolio manager’s or analyst’s own personal benefit. A portfolio manager who trades in, or an analyst who recommends, particular securities for a Putnam client account in order to support the price of securities in his personal account, or who “front runs” a Putnam client order, is in violation of this Rule.

Section 4 — Reporting Requirements

4.1. Brokerage/Securities Accounts — Initial and Annual Requirements

All employees (on their own behalf and on behalf of their Immediate Family members) are required to report the existence of any accounts which have the capability of purchasing any securities. This Rule includes all brokerage accounts, accounts held directly at an issuer’s transfer agent, and securities held in physical certificate form by an employee or any Immediate Family member of the employee. The only investment accounts excluded from this rule are accounts that are only permitted to hold open-end mutual funds (other than Putnam open-end funds) and no other investments.

To satisfy this requirement, a new employee must enter the requested information in the Code of Ethics PTA system within the required time frame below:

• Access Persons — within 10 days of hire

• Non-access Persons — within 30 days of hire

Existing employees opening a new account (including accounts being opened for Immediate Family members) must disclose them in the system in advance of the first personal securities transaction in the account.

All employees will be required to certify annually that all accounts requiring disclosure are accurately listed in the Code of Ethics PTA system.

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4.2. Separate Provisions for Brokerage/Securities Accounts That Are Professionally Managed (Discretionary) Accounts — Initial and Annual Requirements

If you wish to establish a professionally managed or discretionary account (including professionally managed or discretionary accounts being opened for Immediate Family members), where you completely turn over decision-making authority to a professional money manager who is not subject to this Code, you must disclose the existence of the account and receive approval from the Code of Ethics staff in advance of the first personal securities transaction. You do not need to pre-clear or report securities transactions in these accounts. Please note a discretionary account may not purchase an IPO or hold Putnam open-end mutual funds.

The broker or advisor maintaining discretion over the account may not be a family member of the Putnam employee.

In order for the account to be considered discretionary, the employee must:

1. Complete an initial certification (as well as annual certifications each year) in which both the employee and the broker/advisor certify that the Putnam employee does not participate in investment decisions on the account; and

2. Ensure that copies of broker statements are delivered to Putnam Investments.

4.3. Account Confirmations and Statements

All employees are required to ensure that copies of all confirmations and statements are delivered to Putnam for all accounts described in Section 4.1 above, and to ensure that copies of all statements (but not confirmations) are delivered to Putnam for all discretionary accounts described in Section 4.2. When the employee discloses the account as required, the Code of Ethics staff will issue a 407 letter, or other communication to the entity where the employee’s account is held, requesting that confirmations and statements be sent to Putnam on the employee’s behalf. However, it is ultimately the employee’s responsibility to ensure his or her broker has complied with this request.

If it is discovered these reports are not being delivered to Putnam, the Code of Ethics staff will bring this issue to the employee’s attention and request he or she assist in rectifying the issue. If it is determined that a broker has failed to comply with requests to deliver these reports, Putnam reserves the right to require the employee to close the account within 30 days by transferring the account to another dealer willing to comply with this requirement (any trades as a result of a transfer must be pre-cleared).

Section 5 — Additional Reporting, Certification, and Training Requirements

5.1. Initial/Annual Holdings Report — Access Persons Only

Access Persons must disclose their securities holdings, including all holdings for Immediate Family member accounts, within 10 days of hire (or within 10 days of becoming an Access Person) and then on an annual basis thereafter (within 45 days after the end of the year). The report of securities holdings must include all securities that require pre-clearance under Section 1.1, as well as holdings in non-U.S. sovereign government debt, ETFs, ETNs, ETCs, options, futures and other derivative securities, and holdings of Putnam open-end U.S. mutual funds not held through a Putnam account and U.S. registered mutual funds to which Putnam acts as advisor or sub-advisor (see Section 4).

5.2. Quarterly Transaction Report — Access Persons Only

Access Persons must disclose and certify all of their personal securities transactions, including transactions for Immediate Family member accounts, within 20 calendar days following the end of each quarter. In addition to the securities requiring pre-clearance under Section 1.1, Access Persons are also required to disclose and certify all personal transactions in non-U.S. sovereign government debt, as well as ETFs, ETNs, ETCs, options, futures, and other derivative securities, not just those requiring pre-clearance.

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5.3. Annual Certification — All Employees

Each calendar year, all employees will be required to certify that they have reviewed and understand the rules and requirements of the Code and that the list of brokerage accounts (for the employee and all Immediate Family members) disclosed in the Code of Ethics PTA system is accurate. An e-mail notification will be sent informing employees of their requirement and the due date.

5.4. Training Requirements — All Employees

As deemed necessary by the Code of Ethics staff, employees will be required to complete training on Putnam’s Code of Ethics. E-mail notifications will be sent notifying employees of the requirements and the due date.

5.5. Maintenance and Distribution of the Code of Ethics

When revisions are made to the Code of Ethics, all employees will receive a revised version of the Code. The Code will be available to all employees on Putnam’s intranet site. Hard copies may be requested by contacting the Code of Ethics staff.

5.6. Procedures and Timeliness

The certifications and reports required by the Code are completed in the Code of Ethics PTA system. There are strict deadlines for these filings. Planned absences, vacations, and business trips are not valid excuses for failing to meet a deadline. Employees will receive instructions regarding these submissions and the due dates. Please contact the Code of Ethics staff for assistance.

Section 6 — General Ethics Rules for All Employees

Putnam employees are expected to act ethically at all times in connection with their employment. In addition to complying with the specific provisions of this section, employees should contact the Code of Ethics staff or the Ombudsman if they are not sure how to proceed in any circumstances involving ethical issues or questions.

6.1. Outside Business Activities

No Putnam employee shall serve as employee, officer, director, trustee, or general partner of a corporation or entity other than Putnam, without prior written approval of the Code of Ethics Officer, who may also confirm that the employee’s manager has approved such outside position. Requests for a role at a publicly traded company are especially disfavored and are closely reviewed. Permission will be granted only in extenuating circumstances.

All employees must provide a written request seeking approval from the Code of Ethics Officer by entering the details of the proposed position in the Code of Ethics PTA system. Employees may not engage in any outside employment activity until they receive an e-mail approving their request. Employees hired at Putnam with an outside position must disclose the position upon hire in the system and may be required to resign such position if the position presents conflicts of interest or other issues.

FINRA-licensed employees under PRM also have an obligation to disclose outside positions to, and receive approval from the PRM Compliance Department. Employees must also keep this information accurate by updating their profile in the Code of Ethics system and updating the PRM Compliance Department if they change or terminate a position previously approved.

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6.2. Charitable or Non-profit Roles/Role as Trustee or Fiduciary Outside Putnam Investments

6.2(a) An employee may serve as a volunteer, officer, director, or trustee of a charitable or not-for-profit institution, provided that the employee abides by the Code of Ethics with respect to any investment activity for which she has any discretion or input as a volunteer, officer, director, or trustee. The pre-clearance and reporting requirements of the Code of Ethics do not apply to the trading activities of such charitable or not-for-profit institutions for which an employee serves as a volunteer, officer, director, or trustee unless the employee has discretion for the account. You must contact the Code of Ethics staff if you are asked to serve in a role in which you may have discretion, investment, or financial authority for a charitable or not-for-profit institution to discuss whether such position is permissible and whether you must perform any additional actions prior to serving in such role.

6.2(b) Except as stated below, no Putnam employee shall serve as a trustee, an executor, a custodian, or any other fiduciary, or as an investment advisor or a counselor for any account outside Putnam.

Putnam employees may serve as a fiduciary with respect to a religious or charitable trust or foundation, provided that the employee abides by the Code of Ethics with respect to any investment activity for which she has any discretion or input. The pre-clearance and reporting requirements of the Code of Ethics apply to the trading activities of such a religious or charitable trust or foundation if the employee has discretion for the account.

6.2(c) Family Trust or Estate Exception. Putnam employees may serve as a fiduciary with respect to a family trust or estate, as long as the employee abides by all of the Rules of the Code of Ethics with respect to any investment activity over which he has any discretion.

6.3. Family Members’ Conflict Policy

No employee or member of an employee’s Immediate Family shall have any direct or indirect personal financial interests in companies that do business with Putnam, unless such interest is disclosed and approved by the Code of Ethics Officer.

6.3(a) Corporate Purchase of Goods and Services — Putnam will not acquire goods and services from any firm in which a member of an employee’s Immediate Family serves as a sales representative or in a senior management capacity, or has an ownership interest (excluding normal investment holdings in public companies), unless permission is obtained from the Assistant Treasurer and the Code of Ethics Officer. Any employee who is aware of a proposal to purchase goods and services from a firm with which a member of the employee’s Immediate Family has one of these associations must notify the Assistant Treasurer and the Code of Ethics Officer.

6.3(b) Portfolio Trading – Putnam will not allocate any client trades to any firm that employs a member of an employee’s Immediate Family as a sales representative to Putnam (in a primary, secondary, or backup role). Any Putnam employee who is aware that an Immediate Family member serves as a broker-dealer’s sales representative to Putnam should inform the Code of Ethics Officer.

6.3(c) Definition of Immediate Family (specific to this rule) – “Immediate Family” of an employee means (1) spouse, fiancé(e), or domestic partner of the employee, (2) any child, sibling, or parent of an employee and any person married to a child, sibling or parent of an employee, and (3) any other person who lives in the same household as the employee.

6.4. CFA Institute Code of Ethics and Standards of Professional Conduct

All members of the Investment Division and any other CFA Institute Members or Candidates must follow and abide by the spirit of the Code of Ethics and the Standards of Professional Conduct of the CFA Institute. The text of the CFA Institute Code of Ethics and Standards of Professional Conduct can be found on the Putnam Compliance Department intranet home page, which is accessible from the Putnam intranet home page. The terms of Putnam’s Code of Ethics shall govern in any case where there is a conflict between the terms of this Code and the CFA Institute Code of Ethics and Standards of Professional Conduct. Please contact the Code of Ethics Officer with any questions.

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6.5. Business Ethics, Ombudsman, and Hotlines

6.5(a) If a Putnam employee suspects that fraudulent, illegal, or other irregular activity (including violations of the Code of Ethics) might be occurring at Putnam, the activity should be reported immediately to Putnam’s Controller, Chief Compliance Officer or Code of Ethics Officer, through the Ombudsman or hotlines described below or through Putnam’s Human Resources department.

6.5(b) Putnam has established the office of the corporate ombudsman as a resource to help employees address legal or ethical issues in the workplace and to allow employees to voice concerns or seek clarity on issues. The Ombudsman provides a confidential, independent, and impartial source to employees to discuss potential violations of law or of company standards without fear of retribution, and serves as a neutral party with no vested interest in a particular outcome.

6.5(c) An employee who does not feel comfortable reporting activity in the manner described in 6.5(a) above may instead contact any of the following on an anonymous basis:

• The Putnam Ethics hotline at 1-888-475-4210,

• The Putnam Funds Trustees’ hotline at 1-866-858-4155, or

• Putnam’s Ombudsman at 1-866-ombuds7 (866-662-8377).

Section 7 — Material, Non-Public Information and Insider Trading

7.1. Material, Public Information and Insider Trading

Antifraud provisions of the U.S. securities laws as well as the laws of other countries generally prohibit persons who possess material, non-public information from trading on or communicating that information to others. Putnam’s policy calls for strict compliance with such laws. Unlawful trading while in possession of material, non-public information is a very serious matter and can be a crime punishable by imprisionment. There is also significant monetary liability for an inside trader, which can include liability to private plaintiffs and/or the Securities and Exchange Commission, which can seek a court order requiring a violator to pay back profits, as well as penalties substantially greater than those profits. In certain cases, controlling persons of inside traders, including supervisors of inside traders or Putnam itself, can be liable for penalties.

Employees found to have conducted this activity will be immediately referred to the Code of Ethics Oversight Committee or Putnam’s Chief Executive Officer to determine the appropriate sanction, up to and including termination.

While employees in the Investment Division are most likely to come into contact with material, non-public information, the rules (and sanctions) in this area apply to all Putnam employees (see Section 7.2 for information on what to do if you believe you may have material, non-public information).

7.2. Reporting and Restrictions

Any employee who believes he or she is (or may be) in possession of material, non-public information must immediately contact Putnam’s Code of Ethics Officer or an attorney in Putnam’s Legal Department, and provide details on the information received and the source. The employee must also take precautions to maintain the confidentiality of the information in question.

After reviewing the facts and circumstances, Putnam’s Code of Ethics Officer or Putnam’s Legal Department will make a determination as to whether possession of the information warrants restricting trading activity in the issuer’s securities for client accounts as well as personal securities transactions for employees.

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7.3. Special Provisions Applicable to Putnam Affiliates

Any employee wishing to place a trade in the securities of Great-West Lifeco Inc., Power Financial Corporation, Power Corporation of Canada, or IGM Financial Inc. must contact the Code of Ethics Officer or the Deputy Code of Ethics Officer to request manual approval of the pre-clearance request. An employee requesting such approval must certify that he or she is not in possession of any material, non-public information regarding the company in which he or she is seeking to place a trade. The decision whether or not to grant the pre-clearance request is in the sole discretion of the Code of Ethics Officer and the Deputy Code of Ethics Officer. The Code of Ethics Officer and Deputy Code of Ethics Officer will reject any such request for pre-clearance made by members of Putnam’s Operating Committee and certain members of the Chief Financial Officer’s staff from the end of each calendar quarter to the date of announcement of Great-West Lifeco Inc.’s earnings for such quarter.

7.4. PIL Employees

For PIL employees, these topics are covered by the FSA’s Market Abuse rules. PIL employees receive information on this topic in their annual instructor-led code of ethics and compliance training.

Section 8 — Sanctions

The Code of Ethics Oversight Committee has adopted the following minimum monetary sanctions for violations of the Code. These sanctions apply even if the exception results from inadvertence rather than intentional misbehavior. The Code of Ethics Oversight Committee will review and approve sanctions on employees. However, the sanctions noted below are only minimums, and the Committee reserves the right to impose sanctions it believes fit the circumstances, such as higher monetary sanctions, trading bans, suspension, or termination of employment. The Committee’s belief that an employee has violated the Code of Ethics intentionally may result in more severe sanctions than outlined in the guidelines.

8.1. Sanctions for Violations of Sections 1–3

The minimum sanction per violation of the Rules in Sections 1, 2, or 3 is disgorgement of any profits or payment of avoided losses and the following payments:

Officer level	SMD/MD/SVP	VP/AVP/Non-officer

1st violation	$250	$50

2nd violation	$500	$100

	Minimum monetary sanction as above with ban on all new personal
3rd violation	securities transactions

8.2. Sanctions for Violations of Sections 4–6

The minimum sanction for violations of the rules in Sections 4–6 is as follows:

Officer level	SMD/MD/SVP	VP/AVP/Non-officer

1st violation	Warning	Warning

2nd violation	$50	$25

Subsequent violation	$100	$50

8.3. Sanctions for Violations of Section 7

All violations concerning the use of material, non-public information, failure to report inside information, or insider trading will be presented to the Code of Ethics Oversight Committee to determine the appropriate sanction, up to and including termination. Severe criminal penalties may also be imposed.

The reference period for determining generally whether a violation is initial or subsequent will be three years.

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Section 9 — Procedures for Determinations and Exemptions

No perceived ambiguity in the Code of Ethics shall excuse any violation. Any employee who has a question concerning the applicability of the Code or believes the Code to be ambiguous in a particular situation should request a determination from the Code of Ethics Officer in advance of the conduct. Employees may also request an exemption from the Code of Ethics if they do so in advance of the conduct or transaction sought to be exempted.

Any employee seeking a determination or exemption shall provide the Code of Ethics Officer with such information as the Code of Ethics Officer deems necessary to render the determination or make a decision on the exemption.

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Appendix A — Contra-Trading Rule Clearance Form

To: Code of Ethics Officer

From:	Date:

Re: Sale of Personal Security

This serves as prior written approval to sell the following personal security:

Name of portfolio manager contemplating personal sale:

Security to be sold:

Number of shares to be sold:

Fund(s) holding security:

Number of shares held by fund:

Reason for the personal sale:

Specify the reason why the sale is inappropriate for fund: (Please attach additional sheets if necessary.)

CIO approval:	Date:

Code of Ethics Officer:

Deputy Code of Ethics Officer approval:	Date:

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